ESCROW AGREEMENT

This Escrow Agreement dated as of June 20, 2001 (this "Agreement") is made by and among (i) Cytation Corporation, a Delaware corporation formerly named CollegeLink.com Incorporated (the "CollegeLink Parent"); (ii) TMP Worldwide Inc., a Delaware corporation ("TMP"); and (iii) Eastern Bank and Trust Company, a Massachusetts banking corporation, as escrow agent (the "Escrow Agent"),

     WHEREAS, CollegeLink Parent, Cytation Bristol Corporation, a wholly-owned subsidiary of CollegeLink Parent formerly named CollegeLink Corporation (the "CollegeLink Sub"; together with CollegeLink Parent, the "Companies") and TMP are parties to an Asset Purchase Agreement dated as of February 2, 2001, as amended by an Amended and Restated Asset Purchase Agreement dated as of May 2, 2001 (as amended, the "Purchase Agreement");

     WHEREAS, pursuant to the Purchase Agreement, the Companies have agreed to transfer substantially all of their respective assets and liabilities to TMP and TMP has agreed to assume substantially all of the liabilities of the Companies and to pay $4,202,243 to CollegeLink Parent;

     WHEREAS, pursuant and subject to the Purchase Agreement, CollegeLink Parent has agreed to indemnify TMP for TMP Claims (as defined below); and

WHEREAS, it is a condition to the closing of the Purchase Agreement that the parties hereto will have entered into this Agreement and delivered the Deposit (as defined below) to the Escrow Agent to be held by the Escrow Agent as security for potential TMP Claims upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.  Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Account" means a book entry account (or subaccounting entry within an omnibus account containing the entire Escrow Fund) maintained by the Escrow Agent for CollegeLink Parent.

     "Claim Date" has the meaning set forth in Section 6.

     "Claim Disbursement Amount" has the meaning set forth in Section 6.

     "Claim Notice" has the meaning set forth in Section 6.

     "Closing" means the consummation of the transactions contemplated by the Purchase Agreement.

     "Deposit" means an amount of cash equal to the sum of the Firm Escrow Amount and the Lawsuit Escrow Amount.

     "ECI Release" has the meaning set forth in Section 7.1(j) of the Purchase Agreement.

     "ECI Stockholder" has the meaning set forth in Section 7.1(i) of the Purchase Agreement.

     "Escrow Fund" means the Deposit and any and all income earned thereon while held by the Escrow Agent from time to time pursuant to this Agreement.

     "Final Instruction" has the meaning set forth in Section 7.

     "Firm Escrow Account Release Date" means December 20, 2002.

     "Firm Escrow Amount" means an amount of cash equal to $4,202,243.

     "Lawsuit" has the meaning set forth in Section 3.3 of the Purchase Agreement.

     "Lawsuit Escrow Amount" means an amount of cash equal to $0.0.

     "Loss" means any liabilities, obligations, damages, losses, fines, penalties, settlements, costs or expenses, including reasonable attorneys' fees and settlement costs, suffered, incurred or paid by any member of the TMP Group in connection with a TMP Claim.

     "Termination Date" means the later to occur of the Firm Escrow Account Release Date and the Lawsuit Escrow Account Release Date.

     "Ownership Percentage" has the meaning set forth in Section 12.10 of the Purchase Agreement.

     "TMP Claim" means a claim for any Loss suffered, incurred or paid by any member of the TMP Group and indemnifiable pursuant to the Purchase Agreement.

     "TMP Group" means TMP and its affiliates and each of their respective officers, directors, employees, agents, employee benefit plans and fiduciaries, plan administrators or other parties dealing with any such plans.

2.  Appointment of Escrow Agent. CollegeLink Parent and TMP hereby appoint the Escrow Agent to serve as agent for the purpose of holding, investing and distributing the Escrow Fund upon the terms and conditions herein set forth, and the Escrow Agent accepts such appointment subject to the terms and conditions hereof.

3.  Initial Deposit. Simultaneously with the execution of this Agreement, TMP has deposited the Deposit with the Escrow Agent and the Escrow Agent hereby acknowledges receipt of the Deposit. A portion of the Deposit equal to the Firm Escrow Amount shall be credited to an Account titled "Firm Escrow Account" and a portion of the Deposit equal to the Lawsuit Escrow Amount shall be credited to an Account titled "Lawsuit Escrow Account".

4.  Maintenance of Escrow. The Escrow Agent shall hold the Escrow Fund in escrow and shall invest and disburse the Escrow Fund pursuant to this Agreement. The Escrow Agent shall maintain updated records of the Accounts for CollegeLink Parent, reflecting increases or decreases in the balance of the Escrow Fund.

5.  Investment of Escrow Fund. Pending disbursement under this Agreement, monies in the Escrow Fund shall be invested in Qualified Investments by the Escrow Agent. Any interest, accretion in principal or other income or gain realized upon any such investment shall be made a part of the Escrow Fund. For purposes hereof, unless otherwise consented to in writing by TMP and CollegeLink Parent, the term "Qualified Investments" shall mean (a) obligations issued or unconditionally guaranteed by the United States of America or money market funds invested solely in such obligations, or (b) one or more fully federally-insured interest-bearing deposit accounts in one or more banks or trust companies, each having a principal office in the United States and having capital, surplus and undivided profits in excess of $100,000,000.

6.  Assertion of TMP Claim. TMP may assert one or more TMP Claims for which it seeks recovery hereunder on or prior to the Termination Date. TMP shall assert such TMP Claims by delivering a written notice (a "Claim Notice") to the Escrow Agent and CollegeLink Parent which includes (i) the date of the TMP Claim Notice (the "Claim Date"), (ii) TMP's estimate of the Loss incurred by the TMP Group in connection with such TMP Claim ("Claim Disbursement Amount"), (iii) a reasonably detailed summary of the basis for such TMP Claim, and (iv) a determination as to whether or not such TMP Claim relates to the Lawsuit. TMP may assert one or more TMP Claims in a single Claim Notice. If TMP desires to change a Claim Disbursement Amount of a Claim Notice, then it shall submit a new Claim Notice amending and restating the original Claim Notice. A Claim Notice shall indicate whether the Claim Disbursement Amount exceeds the balance of the Escrow Fund.

7.  Final Instruction. For the purposes of this Agreement, a "Final Instruction" shall mean a written notice delivered to the Escrow Agent directing the disbursement of the Claim Disbursement Amount relating to a particular TMP Claim, and which expressly states that it is a "Final Instruction" pursuant to this Section 7. Except as provided in Subsections (b) and (d) below, a Final Instruction shall be signed by TMP and CollegeLink Parent. A Final Instruction shall be delivered to the Escrow Agent only under the following circumstances, and accompanied by the indicated documentation:

     (a)  If CollegeLink Parent disputes any aspect of a Claim Notice, the CollegeLink Parent shall give written notice of such dispute to TMP, with a copy to the Escrow Agent, within 30 calendar days after receipt by CollegeLink Parent of such Claim Notice. In such event, no Final Instruction may be given to the Escrow Agent except as provided in (c) or (d) below.

     (b)  If CollegeLink Parent fails to respond to a Claim Notice within 30 calendar days after receipt by CollegeLink Parent of such Claim Notice, or if CollegeLink Parent notifies TMP and the Escrow Agent in writing that there is no dispute with respect to a Claim Notice, TMP shall have the right to deliver to the Escrow Agent a Final Instruction, signed only by TMP, with respect to the TMP Claims described in such Claim Notice. Upon receipt of a Final Instruction pursuant to this Section 7(b), the Escrow Agent may (unless it has actual notice to the contrary) presume receipt by CollegeLink Parent of the related Claim Notice on the date of receipt thereof by the Escrow Agent (without any duty on its part to confirm the actual date of receipt by CollegeLink Parent).

     (c)  In the case of a TMP Claim Notice which CollegeLink Parent has disputed (as provided in Subsection 7(a) above), if TMP and CollegeLink Parent reach an agreement with respect to the TMP Claims described in a Claim Notice, TMP and CollegeLink Parent shall give the Escrow Agent a Final Instruction, signed by both TMP and CollegeLink Parent, with respect to such TMP Claims.

     (d)  In the case of a Claim Notice which CollegeLink Parent has disputed (as provided in Subsection 7(a) above), if an arbitrator or a court of competent jurisdiction issues a final, non-appealable order specifying the amount of TMP's recovery (if any) with respect to a TMP Claim, either TMP or CollegeLink Parent shall have the right to deliver to the Escrow Agent a Final Instruction with respect to such TMP Claim based on and in compliance with such order, signed only by TMP or CollegeLink Parent, as the case may be, and accompanied by a copy of such order.

8.  Distribution of Escrow Fund.

     (a)  Disbursements to TMP. Upon receipt of a Final Instruction, the Escrow Agent shall promptly deliver to TMP cash from the Firm Escrow Account or the Lawsuit Escrow Account, as the case may be, in an amount equal to the sum of the Claim Disbursement Amount set forth in such Final Instruction.

     (b)  Disbursements to CollegeLink Parent.

          (i)  If no TMP Claim is "asserted and unresolved" (as defined below) on the Firm Escrow Account Release Date, then the Escrow Agent shall promptly deliver to CollegeLink Parent all of the cash, if any, in the Firm Escrow Account. If any TMP Claims are asserted and unresolved on the Firm Escrow Account Release Date, then the Escrow Agent shall promptly deliver to CollegeLink Parent cash from the Firm Escrow Account in an amount equal to the positive difference, if any, between (A) the Claim Disbursement Amounts relating to such TMP Claims and (B) the amount of cash in the Firm Escrow Account as of immediately prior to the Firm Escrow Account Release Date. Upon receipt of Final Instructions after the Firm Escrow Account Release Date relating to TMP Claims that were asserted and unresolved on the Firm Escrow Account Release Date, the Escrow Agent shall promptly deliver to CollegeLink Parent all of the cash, if any, that remains in the Firm Escrow Account after payment to TMP of the Claim Disbursement Amounts relating to such Final Instructions. For the purposes of this Section 8(b), the phrase "asserted and unresolved" means, with respect to any TMP Claim, the Escrow Agent has received a Claim Notice but no Final Instruction with respect to such TMP Claim.

          (ii)  If TMP obtains after the Closing an executed ECI Release from any ECI Stockholder who had not delivered an ECI Release to TMP at the Closing, then TMP promptly shall send a notice (a "Notice of ECI Release") to CollegeLink Parent and the Escrow Agent notifying them of the name and Ownership Percentage of the ECI Stockholder who delivered such ECI Release. Immediately after receiving a Notice of ECI Release, the Escrow Agent shall promptly deliver to CollegeLink Parent cash from the Lawsuit Escrow Account of the Escrow Fund in an amount equal to the product of $3,500,000 and the Ownership Percentage stated in such Notice of ECI Release.

          (iii)  If no TMP Claim is asserted and unresolved on the Lawsuit Escrow Account Release Date (as defined below), then the Escrow Agent shall promptly deliver to CollegeLink Parent all of the cash, if any, in the Lawsuit Escrow Account. If any TMP Claims are asserted and unresolved on the Lawsuit Escrow Account Release Date, then the Escrow Agent shall promptly deliver to CollegeLink Parent cash from the Lawsuit Escrow Account in an amount equal to the positive difference, if any, between (A) the Claim Disbursement Amounts relating to such TMP Claims and (B) the amount of cash in the Lawsuit Escrow Account as of immediately prior to the Lawsuit Escrow Account Release Date. Upon receipt of Final Instructions after the Lawsuit Escrow Account Release Date relating to all TMP Claims that were asserted and unresolved on the Lawsuit Escrow Account Release Date, the Escrow Agent shall promptly deliver to CollegeLink Parent all of the cash that remains in the Lawsuit Escrow Account after payment to TMP of the Claim Disbursement Amounts relating to such Final Instructions.

For the purposes of this Section 8(b), the term "Lawsuit Escrow Account Release Date" means, the earlier to occur of: (A) the date that the Escrow Agent receives a notice from both of CollegeLink Parent and TMP stating that the applicable statutes of limitations have expired for any and all claims which may arise out of, relate to, be connected with, or arise out of similar facts and circumstances as, the Lawsuit (including but not limited to those claims raised in or that could have been raised in the Lawsuit), the ownership by the ECI Stockholders of shares or other equity interests in CollegeLink Parent, or that certain registration agreement among CollegeLink Parent and the ECI Stockholders dated as of August 10, 1999; and (B) the date that the Escrow Agent receives a notice from both of CollegeLink Parent and TMP stating that the Companies and any other parties to the Lawsuit have obtained a full settlement of, or a non-appealable final judgment relating to, the Lawsuit and paid in full all amounts due, if any, from the Companies and any other parties to the Lawsuit to the ECI Stockholders or others, including counsel, with respect to the Lawsuit. TMP agrees to sign either of the notices described in the foregoing sentence if the statements therein are true.

9.  Limitation of Liability of Escrow Agent; Etc.

     (a)  Nature of Duties; Liability; Indemnification. It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and that the Escrow Agent shall not be liable for any error of judgment, fact or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence or that of its employees and agents. The Escrow Agent's determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject the Escrow Agent to any claim, liability or obligation whatsoever, even if it shall be found that such determination was improper and incorrect; provided, that the Escrow Agent and its employees and agents shall not have been guilty of willful misconduct or gross negligence in making such determination. TMP and CollegeLink Parent jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or reasonable expense ("Cost") incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself against any claim of liability in connection herewith or therewith. The right to indemnification set forth in the preceding sentence shall include the right to be paid by TMP and CollegeLink Parent in respect of Costs as they are incurred (including Costs incurred in connection with defending itself against any claim of liability in connection herewith). The Escrow Agent shall promptly repay any amounts so advanced if it shall ultimately be determined by a final order of a court of competent jurisdiction from which no appeal is or can be taken that the Escrow Agent is not entitled to such indemnification.

     (b)  Documents and Instructions. The Escrow Agent acts hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the genuineness, sufficiency, correctness or validity of any agreement, document, certificate, instrument or item deposited with it or any notice, consent, approval direction or instruction given to it, and the Escrow Agent shall be fully protected, under Section 9(a) above, for all acts taken in accordance with any written instruction or instrument given to it hereunder in accordance with the provisions of this Agreement, and reasonably believed by the Escrow Agent to be genuine and what it purports to be.

     (c)  Conflicting Notices, TMP Claims, Demands or Instructions. If at any time the Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to the Escrow Fund, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive monies from the Escrow Fund, the Escrow Agent may refuse to make any distribution or payment and may retain the Escrow Fund in its possession until it shall have received instructions in writing concurred in by all parties in interest, or until directed by a final order or judgment of an arbitrator or a court of competent jurisdiction from which no appeal is or can be taken, whereupon the Escrow Agent shall make such disposition in accordance with such instructions or such order.

     (d)  Advice of Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel and employees in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected and indemnified under Section 9(a) above for all acts taken, in the absence of gross negligence or willful misconduct, in accordance with the opinion and instructions of such counsel, and the reasonable costs of such counsel shall be subject to reimbursement under Section 9(a) above.

     (e)  Compensation and Expenses. TMP and CollegeLink Parent, jointly and severally, agree to pay, and shall be solely responsible for, all fees, disbursements and other expenses charged by the Escrow Agent for the performance of the Escrow Agent's services hereunder. The Escrow Agent's fee for services for the first 18 months of this Agreement is $2,000. The Escrow Agent shall be entitled to reimbursement on demand for all reasonable expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with resolution of any TMP Claim by any party hereunder. Cash in the Escrow Fund shall not be used to pay any such fees, disbursements or other expenses. As between TMP and CollegeLink Parent, TMP shall pay half of any amounts payable to the Escrow Agent hereunder and CollegeLink Parent shall pay half of any amounts payable to the Escrow Agent hereunder.

     (f)  Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving the other parties hereto thirty (30) days' notice to that effect. In such event the successor Escrow Agent shall be such person, firm or corporation as shall be mutually selected by TMP and CollegeLink Parent. It is understood and agreed that the Escrow Agent's resignation shall not be effective until a successor Escrow Agent agrees to act hereunder; provided, that in the event no successor Escrow Agent is appointed and acting hereunder within thirty (30) days of such notice, the Escrow Agent may pay and deliver the Escrow Fund into a court of competent jurisdiction; and provided, further, that TMP and CollegeLink Parent may appoint a successor escrow agent hereunder at any time so long as such successor shall accept and agree to be bound by the terms of this Agreement (except that any such successor escrow agent shall be entitled to customary fees payable by TMP and CollegeLink Parent as provided in Section 9(e)) and shall be a bank or trust company with a minimum net capital of $100 million as evidenced on their most recently filed audited financial statements, insured by the Federal Deposit Insurance Corporation, authorized to do business in the Commonwealth of Massachusetts and located in Boston, Massachusetts.

10.  Notices. All notices, consents, approvals, directions and instructions required or permitted under this Agreement shall be effective when received and shall be given in writing and delivered either by hand or by registered or certified mail, postage prepaid, or by telecopier, and addressed as follows:

     If to CollegeLink Parent:

          Cytation Corporation
          251 Thames Street
          Bristol, RI 02809
          Attention: Richard A. Fisher
          Facsimile:  (401) 254-8800

     If to TMP:

          TMP Worldwide Inc.
          622 Third Avenue
          New York, NY 10017
          Attention:  Myron Olesnyckyj, Esq.
          Facsimile:  (917) 256-8526

     If to the Escrow Agent:

          Eastern Bank and Trust Company
          217 Essex Street
          Salem, MA 01920
          Attention:  William Crivello
          Facsimile:  (781) 388-3068

11.  Miscellaneous.

     (a)  Entire Agreement, etc. This Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supercede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event of a conflict between the terms and provisions hereof and of the Purchase Agreement, the terms and provisions hereof shall govern the rights, obligations and liabilities of the Escrow Agent.

     (b)  Amendments and Supplements. This Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto.

     (c)  No Waiver. No provision hereof may be waived, except by an instrument in writing signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     (d)  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, successors, assigns, distributees and legal Agents.

     (e)  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     (f)  Construction of Agreement. A reference to a Section shall mean a Section in this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation".

     (g)  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed or caused this Escrow Agreement to be duly executed as a sealed instrument as of the day and year first above written.

TMP WORLDWIDE INC.

By:  /s/ Thomas G. Collison
     Name:  Thomas G. Collison
     Title:    Vice Chairman

CYTATION CORPORATION

By:  /s/ Richard A. Fisher
     Name:  Richard A. Fisher
     Title:    Chairman

EASTERN BANK AND TRUST COMPANY

By:  /s/ William P. Crivello
     Name:  William P. Crivello
     Title:    Vice President